EXHIBIT 11

                  EA ENGINEERING, SCIENCE, AND TECHNOLOGY, INC.

                 SCHEDULE OF WEIGHTED AVERAGE SHARES OUTSTANDING


                                                                   Three Months Ended                   Six Months Ended
                                                              February 28,    February 28,       February 28,      February 28,
                                                                  1998            1997               1998              1997
                                                               ---------       ---------          ---------         ---------

  Weighted average shares of common stock                      6,241,400       6,200,200          6,237,400         6,192,600

  Impact of dilutive stock options as of
  February 28, 1998 and February 28, 1997,
  respectively(1)                                                 58,800           --                20,000             --
                                                               ---------       ---------          ---------         ---------
  Diluted weighted average shares of
  common stock                                                 6,300,200       6,200,200          6,257,400         6,192,600
                                                               =========       =========          =========         =========


  (1) Dilutive stock options, which, if added, would have an antidilutive effect on losses per share were 22,187 for the three months ended February 28, 1997 and 17,736 for the six months ended February 28, 1997.

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